Exhibit 5

J. M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwlkr85@gmail.com

Telephone: 303-850-7637                         Facsimile: 303-482-2731

January 28, 2014

Dico, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to Dico, Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 2,000,000 common shares to be sold by Dico, Inc.  I have examined the registration statement, the articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion.

Based upon the foregoing, I am of the opinion that the 2,000,000 common shares being sold pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration, legally and validly issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.  This opinion is based on my knowledge of the law and facts as of the date of the registration statement’s effectiveness.

This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By:

/s/ Jody M. Walker

Jody M. Walker